Accountants and Consultants
4 Becker Farm Road • Roseland, NJ 07068 • 973-228-3500 • fax 973-228-0330 • www.jhcohn.com

September 13, 2006

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 included in the Form 8-K of Whitehall Limited Inc. dated August 7, 2006 which was originally filed with the Securities and Exchange Commission on September 1, 2006 and amended on September 7, 2006 and September 13, 2006 and are in agreement with the statements contained therein as they relate to our Firm.

Very truly yours,

J.H. Cohn LLP

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